Exhibit 99.7

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Registration Statement on Form S-4, to which this consent is an exhibit, filed by Shore Bancshares, Inc. (the “Registrant”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of the Registrant upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of March 3, 2021, by and between the Registrant and Severn Bancorp, Inc.), and to the filing of this consent as an exhibit to the Registration Statement.

Date:	August 20, 2021
By:	/s/ John A. Lamon, III
Name: John A. Lamon, III